EXHIBIT 21


                    LIST OF HECLA MINING COMPANY SUBSIDIARIES


CoCa Mines, Inc., a Colorado corporation
Creede Resources, Inc., a Colorado corporation
El Callao Gold Mining Company, a Delaware corporation
Calumet Mining Company, a Delaware corporation
El Callao Gold Mining Company de Venezuela, S.C., a Venezuelan corporation Hecla Ventures Corp., a Nevada corporation
Golden Financial Corporation, an Idaho corporation
Hecla International Mining, Inc., a Delaware corporation
MWCA, Inc., an Idaho corporation
Nevada Mine Properties, Inc., a Nevada corporation
Compania Hecla/Hecla Chile Limitada, partnership
Equinox Resources (Canada) Inc., an Ontario, Canada corporation
Hecla Mining Company of Canada Ltd., a Federal Canadian corporation
Hecla Resources Investments Ltd., a Bermuda corporation
Hecla Bermuda Ltd., a Bermuda corporation
Industrias Hecla, S.A. de C.V., a Mexican corporation
Minera Hecla, S.A. de C.V., a Mexican corporation
Minera Hecla del Peru S.A., a Peruvian corporation
Minera Hecla Venezolana, C.A., a Venezuelan corporation
Servicios Hecla, S.A. de C.V., a Mexican corporation
Atlantic Financial Ventures Corp., a British Virgin Islands corporation

Partially Owned
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The Rosebud Mining Company, LLC, a Delaware limited liability company
(50% interest)
Greens Creek Joint Venture (29.7% interest)